Exhibit 99.1

FOR IMMEDIATE RELEASE

July 27, 2009

Owens & Minor 2nd Quarter 2009 Revenue Tops $2 Billion with

Strong Operating Earnings & Cash Flow

Owens & Minor completes transition of acquired business during the quarter

RICHMOND, VA….Owens & Minor (NYSE-OMI) today reported financial results for the second quarter ended June 30, 2009, including record quarterly revenue of $2.01 billion, improved 13.7% when compared to revenue of $1.77 billion in the second quarter of 2008. Income from continuing operations for the quarter was $27.8 million, or $0.67 per diluted share, increased 13.6% when compared to income from continuing operations of $24.5 million, or $0.59 per diluted share, in the comparable period of 2008. Net income for the second quarter was $23.6 million, or $0.57 per diluted share, unchanged from last year’s second quarter.

Results for the second quarter and first six months of 2009 reflect the impact of transitioning the business acquired from The Burrows Company, as well as the January 2009 sale of certain assets of its direct-to-consumer diabetes supply (DTC) business, which is shown as discontinued operations for all periods presented. For the second quarter, the company recorded a loss from discontinued operations of $4.1 million, or $0.10 per diluted share, resulting primarily from pre-tax charges associated with exiting this business.

“Despite a tough economic climate this year, we have grown our business, improved operating profitability, and generated great cash flow,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “We are very pleased that our team turned in a very strong second quarter performance, even while transitioning the Burrows business and pursuing our strategic initiatives. With the completion of the Burrows transition, we are intent on improving margins as we focus these new customers on the advantages of our valued-added programs and services.”

In the second quarter of 2009, the company reported gross margin of $197.7 million, or 9.82% of revenues, compared to $175.3 million, or 9.90% of revenues, in the second quarter last year. The increase in gross margin resulted from strong quarterly revenue growth and recognition of revenue related to customer contracts with performance targets. In the second quarter, after achieving contractual performance targets, the company recognized $2.7 million of previously deferred revenue, net of revenues deferred during the second quarter.

Year-to-Date Results

For the six months ended June 30, 2009, revenue was $3.96 billion, improved 13.3% from revenue of $3.50 billion in the same period last year. Income from continuing operations for the year-to-date was $50.1 million, or $1.20 per diluted share, increased 3.4% when compared to income from continuing operations of $48.5 million, or $1.17 per diluted share, in the comparable period of 2008. For the first six months of 2009, the company recorded a loss from discontinued operations of $12.5 million, or $0.30 per diluted share, resulting primarily from pre-tax charges associated with exiting the DTC business. As a result, net income for the first half of 2009 was $37.6 million, decreased 21.4% when compared to net income of $47.8 million in the same period last year, while net income per diluted share for the first six months of 2009 was $0.90, decreased 21.7% when compared to $1.15 per diluted share for the same period last year.

Asset Management

For the first six months of the year, operating cash flow from continuing operations was $123 million, compared to the prior year’s $76 million. Cash provided by discontinued operations was $75 million, including $63 million received from the sale of certain assets of the DTC business to Liberty Healthcare Group, Inc., a subsidiary of Medco Health Solutions, Inc. The company used cash to reduce long-term debt by $151 million to $208 million as of June 30, 2009. Days sales outstanding (DSO) was strong at 22.6 days compared to 23.2 at the end of the prior year’s quarter; inventory turns were 10.1 compared to turns of 10.4 in the second quarter last year.

2009 Outlook

“Our year-to-date results are consistent with where we thought we would be at this point in the year, and we are comfortable with our guidance for 2009, which remains unchanged,” said Smith. “When looking at the full year 2009, we are targeting revenue growth for the year in the upper end of a range of 8% to 12%, and income per diluted share from continuing operations in the upper end of a range of $2.55 to $2.70.”

The 2009 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Recent Highlights

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Owens & Minor won top honors in three award categories from Premier Inc., at Premier’s annual membership conference in June, including: the Premier 2009 Polaris Award for high supplier quality and customer service; the 2009 Premier Diversity Award for efforts to increase the diversity of suppliers; and the Premier 2009 Supplier Pinnacle Award for contract management excellence.

•

Effective June 29, 2009, Owens & Minor launched a newly designed Web site at www.owens-minor.com. The redesigned Web site features an expanded variety of features and functionality including information on products, services & solutions, Owens & Minor University, career opportunities, and investor relations. Owens & Minor uses its Web site as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

Investors Conference Call & Supplemental Material

Conference Call: Owens & Minor will conduct a conference call for investors on Tuesday, July 28, 2009, at 9:00 a.m. Eastern Daylight Time. Participants may access the call at 877-748-0043 with access code #19295196. The international dial-in number is 706-758-5871 with access code #19295196. Webcast: A webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.” Replay: A replay of the call will be available for three weeks by dialing 800-642-1687, using access code #19295196.

CONTACTS:	Trudi Allcott, Director, Investor & Media Relations, 804-723-7555;
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556

Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,
	2009	2008
Revenue	$2,013,780	$1,771,230
Cost of revenue	1,816,081	1,595,888

Gross margin	197,699	175,342
Selling, general and administrative expenses	143,972	128,738
Depreciation and amortization	6,046	5,394
Other operating income, net	(1,265)	(1,898)

Operating earnings	48,946	43,108
Interest expense, net	3,291	2,837

Income before income taxes	45,655	40,271
Income tax provision	17,880	15,811

Income from continuing operations	27,775	24,460
Loss from discontinued operations, net of tax	(4,127)	(828)

Net income	$23,648	$23,632

Income (loss) per share - basic:
Continuing operations	$0.67	$0.60
Discontinued operations	$(0.10)	$(0.02)
Net income per share - basic	$0.57	$0.58
Income (loss) per share - diluted:
Continuing operations	$0.67	$0.59
Discontinued operations	$(0.10)	$(0.02)
Net income per share - diluted	$0.57	$0.57

Weighted average shares - basic	41,070	40,754
Weighted average shares - diluted	41,625	41,449

	Six Months Ended June 30,
	2009	2008
Revenue	$3,962,408	$3,498,531
Cost of revenue	3,581,076	3,152,976

Gross margin	381,332	345,555
Selling, general and administrative expenses	283,369	251,730
Depreciation and amortization	11,862	10,676
Other operating income, net	(2,725)	(2,919)

Operating earnings	88,826	86,068
Interest expense, net	6,632	6,376

Income before income taxes	82,194	79,692
Income tax provision	32,061	31,192

Income from continuing operations	50,133	48,500
Loss from discontinued operations, net of tax	(12,509)	(660)

Net income	$37,624	$47,840

Income (loss) per share - basic:
Continuing operations	$1.21	$1.18
Discontinued operations	$(0.30)	$(0.01)
Net income per share - basic	$0.91	$1.17
Income (loss) per share - diluted:
Continuing operations	$1.20	$1.17
Discontinued operations	$(0.30)	$(0.02)
Net income per share - diluted	$0.90	$1.15

Weighted average shares - basic	41,033	40,677
Weighted average shares - diluted	41,608	41,363

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$14,723	$7,886
Accounts and notes receivable, net	500,204	521,311
Merchandise inventories	696,955	679,069
Other current assets	71,500	71,329
Current assets of discontinued operations	—	32,199

Total current assets	1,283,382	1,311,794
Property and equipment, net	80,163	76,949
Property held for sale	13,470	15,730
Goodwill, net	252,412	252,412
Intangible assets, net	26,456	27,802
Other assets, net	32,887	29,145
Other assets of discontinued operations	—	62,358

Total assets	$1,688,770	$1,776,190

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$569,735	$513,026
Accrued payroll and related liabilities	22,681	40,018
Other accrued liabilities	106,098	103,429
Current liabilities of discontinued operations	4,074	11,038

Total current liabilities	702,588	667,511
Long-term debt, excluding current portion	208,326	359,237
Other liabilities	63,650	60,391

Total liabilities	974,564	1,087,139

Shareholders’ equity
Common stock	83,473	82,881
Paid-in capital	185,861	180,074
Retained earnings	456,686	438,192
Accumulated other comprehensive loss	(11,814)	(12,096)

Total shareholders’ equity	714,206	689,051

Total liabilities and shareholders’ equity	$1,688,770	$1,776,190

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2009	2008
Operating activities:
Net income	$37,624	$47,840
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Loss from discontinued operations	12,509	660
Provision for LIFO reserve	16,440	10,468
Depreciation and amortization	11,862	10,676
Share-based compensation expense	4,159	4,703
Provision for losses on accounts and notes receivable	2,052	1,724
Changes in operating assets and liabilities:
Accounts and notes receivable	19,055	(12,556)
Merchandise inventories	(34,326)	(60,726)
Accounts payable	70,963	81,281
Net change in other current assets and current liabilities	(21,440)	(10,037)
Other, net	4,515	1,491

Cash provided by operating activities of continuing operations	123,413	75,524

Investing activities:
Additions to property and equipment	(9,420)	(3,595)
Additions to computer software	(7,311)	(4,658)
Cash received related to acquisition of business	6,994	—
Other, net	—	8

Cash used for investing activities of continuing operations	(9,737)	(8,245)

Financing activities:
Net payments on revolving credit facility	(150,578)	(62,200)
Cash dividends paid	(19,130)	(16,461)
Increase (decrease) in drafts payable	(14,254)	4,759
Proceeds from exercise of stock options	2,170	7,226
Excess tax benefits related to share-based compensation	958	2,454
Other, net	(1,089)	(1,226)

Cash used for financing activities of continuing operations	(181,923)	(65,448)

Discontinued operations:
Operating cash flows	12,084	3,437
Investing cash flows	63,000	(1,406)

Net cash provided by discontinued operations	75,084	2,031

Net increase in cash and cash equivalents	6,837	3,862
Cash and cash equivalents at beginning of period	7,886	10,395

Cash and cash equivalents at end of period	$14,723	$14,257

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
Operating results:
Revenue	$2,013,780	$1,948,628	$1,957,848	$1,786,858	$1,771,230

Gross margin	$197,699	$183,633	$192,956	$178,749	$175,342
Gross margin as a percent of revenue	9.82%	9.42%	9.86%	10.00%	9.90%

SG&A expense	$143,972	$139,397	$141,015	$128,656	$128,738
SG&A expense as a percent of revenue	7.15%	7.15%	7.20%	7.20%	7.27%

Operating earnings	$48,946	$39,880	$48,338	$46,319	$43,108
Operating earnings as a percent of revenue	2.43%	2.05%	2.47%	2.59%	2.43%

Income from continuing operations	$27,775	$22,358	$27,409	$25,348	$24,460
Loss from discontinued operations, net of tax	$(4,127)	$(8,382)	$(7,206)	$(64)	$(828)
Net income	$23,648	$13,976	$20,203	$25,284	$23,632

Income (loss) per common share - basic:
Continuing operations	$0.67	$0.54	$0.66	$0.62	$0.60
Discontinued operations	$(0.10)	$(0.20)	$(0.17)	$(0.01)	$(0.02)
Net income per share - basic	$0.57	$0.34	$0.49	$0.61	$0.58

Income (loss) per common share - diluted:
Continuing operations	$0.67	$0.54	$0.66	$0.61	$0.59
Discontinued operations	$(0.10)	$(0.20)	$(0.17)	$—	$(0.02)
Net income per share - diluted	$0.57	$0.34	$0.49	$0.61	$0.57

Accounts receivable:
Accounts and notes receivable, net(2)	$500,204	$511,875	$521,311	$449,988	$452,248

Days sales outstanding (1) (2)	22.6	23.6	24.5	23.2	23.2

Inventory:
Merchandise inventories (2)	$696,955	$702,253	$679,069	$605,711	$628,179

Average inventory turnover (1) (2)	10.1	10.3	10.9	10.3	10.4

Financing:
Long-term debt, excluding current portion	$208,326	$212,596	$359,237	$208,832	$221,081

Stock information:
Cash dividends per common share	$0.23	$0.23	$0.20	$0.20	$0.20

Stock price at quarter-end	$43.82	$33.13	$37.65	$48.50	$45.69

(1)	Days sales outstanding and average inventory turnover are based on three-months' sales.
(2)	Based on results from continuing operations.

Certain adjustments have been made to prior period amounts to conform to current year presentation.